                                    EXHIBIT 2









                       AGREEMENT AND PLAN OF CONSOLIDATION

                                     BETWEEN

                               GRANT NATIONAL BANK

                                       AND

                             NEW GRANT NATIONAL BANK

                              UPON ITS FORMATION BY

                         UNITED SECURITY BANCORPORATION






                           DATED AS OF MARCH 24, 1998

                                TABLE OF CONTENTS

ARTICLE I. CONSOLIDATION........................................................   6

     1.1      THE CONSOLIDATION.................................................   6
     1.2      EFFECTIVE DATE....................................................   7
     1.3      EFFECT OF CONSOLIDATION...........................................   7

ARTICLE II.  CONSOLIDATION CONSIDERATION........................................   7

     2.1      CONSIDERATION.....................................................   7
     2.2      SHAREHOLDER RIGHTS; STOCK TRANSFERS...............................   7
     2.3      FRACTIONAL SHARES.................................................   8
     2.4      EXCHANGE PROCEDURES...............................................   8
     2.5      EXCHANGE RATIO ADJUSTMENTS........................................   8
     2.6      EXCEPTION SHARES..................................................   8
     2.7      DISSENTING SHARES.................................................   8
     2.8      RESERVATION OF RIGHT TO REVISE TRANSACTION........................   8
     2.9      OPTIONS...........................................................   9

ARTICLE III.  ACTIONS PENDING CONSUMMATION......................................   9

     3.1      CAPITAL STOCK.....................................................   9
     3.2      DISTRIBUTIONS.....................................................   9
     3.3      LIABILITIES.......................................................   9
     3.4      OPERATIONS........................................................  10
     3.5      LIENS AND ENCUMBRANCES............................................  10
     3.6      EMPLOYMENT ARRANGEMENTS...........................................  10
     3.7      BENEFIT PLANS.....................................................  10
     3.8      CONTINUANCE OF BUSINESS...........................................  10
     3.9      AMENDMENTS........................................................  10
     3.10     CLAIMS............................................................  10
     3.11     CONTRACTS.........................................................  10
     3.12     LOANS.............................................................  10
     3.13     TRANSACTION EXPENSES..............................................  11

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.....................................  11

     4.1      THE BANK'S REPRESENTATIONS AND WARRANTIES.........................  11
     4.2      USBN'S AND NEW BANK'S REPRESENTATIONS AND WARRANTIES..............  18
     4.3      EXCEPTIONS TO REPRESENTATIONS.....................................  20

ARTICLE V.  COVENANTS...........................................................  21

     5.1      BEST EFFORTS......................................................  21
     5.2      THE PROXY.........................................................  21
     5.3      REGISTRATION STATEMENT -- COMPLIANCE WITH SECURITIES LAWS.........  21
     5.4      REGISTRATION STATEMENT EFFECTIVENESS..............................  21
     5.5      PRESS RELEASES....................................................  22
     5.6      ACCESS; INFORMATION...............................................  22
     5.7      TERMINATION FEE...................................................  22
     5.8      REGISTRATION STATEMENT PREPARATION; REGULATORY
              APPLICATIONS PREPARATION..........................................  23
     5.9      APPOINTMENT OF DIRECTORS..........................................  23

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
     5.10     BLUE-SKY FILINGS..................................................  23
     5.11     AFFILIATE AGREEMENTS..............................................  23
     5.12     CERTAIN POLICIES OF THE BANK......................................  23
     5.13     TAKEOVER LAW......................................................  23
     5.14     NO RIGHTS TRIGGERED...............................................  23
     5.15     SHARES LISTED.....................................................  24
     5.16     FORMATION OF NEW BANK; REGULATORY APPLICATIONS....................  24
     5.17     REGULATORY DIVESTITURES...........................................  24
     5.18     CURRENT INFORMATION...............................................  24
     5.19     INDEMNIFICATION...................................................  24
     5.20     DIRECTOR AGREEMENTS REGARDING REAL ESTATE.........................  25

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION....................  25

     6.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS............................  25
     6.2      CONDITIONS TO OBLIGATIONS OF USBN AND NEW BANK....................  26
     6.3      CONDITIONS TO OBLIGATIONS OF THE BANK.............................  27

ARTICLE VII.  TERMINATION.......................................................  28

     7.1      EVENTS OF TERMINATION.............................................  28
     7.2      CONSEQUENCES OF TERMINATION.......................................  28

ARTICLE VIII.  OTHER MATTERS....................................................  29

     8.1      SURVIVAL..........................................................  29
     8.2      WAIVER; AMENDMENT.................................................  29
     8.3      COUNTERPARTS......................................................  29
     8.4      GOVERNING LAW.....................................................  29
     8.5      EXPENSES..........................................................  29
     8.6      CONFIDENTIALITY...................................................  29
     8.7      NOTICES...........................................................  29
     8.8      ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES................  30
     8.9      BENEFIT PLANS.....................................................  30
     8.10     HEADINGS..........................................................  30


EXHIBITS

Exhibit A         Approval by Directors of Grant National Bank
Exhibit B         Director Agreements
Exhibit C         Affiliate Undertakings and Agreements
Exhibit D         Employment Agreement of Lawrence C. Mitson
Exhibit E         Main Office Property Lease
Exhibit F         Summary of Opinions to be provided by Gerrish & McCreary, P.C.
Exhibit G         Legal Opinion of Graham & Dunn, P.C.

SCHEDULES

Bank Disclosures
----------------
Schedule 2.9                      Outstanding Options
Schedule 3.4                      Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6                      New or Changes to Compensation, Employment
                                  Agreements; Number of Full Time Employees
Schedule 3.7                      New or Modifications to Benefit Plans
Schedule 3.11                     New or Changes to Material Contracts
Schedule 4.1(C)                   Shares Outstanding
Schedule 4.1(G)                   No Defaults - Agreements Requiring Third Party Consent
Schedule 4.1(H)                   Financial Reports
Schedule 4.1(J)                   No Events Causing Material Adverse Effect
Schedule 4.1(L)                   Litigation, Regulatory Action
Schedule 4.1(M)                   Compliance with Laws
Schedule 4.1(N)                   Material Contracts
Schedule 4.1(Q)(1)                List of Employee Benefit Plans
Schedule 4.1(Q)(2)                Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)                Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7)                Agreements  Resulting in Payments to Employees  Under Any  Compensation
                                  and Benefit Plan with Respect to Proposed Transaction
Schedule 4.1(T)                   Asset Classification
Schedule 4.1(V)                   Insurance
Schedule 4.1(W)                   Affiliates
Schedule 4.1(Y)                   Plan's Effect on Rights Under Articles, Bylaws or Agreements
Schedule 4.1(Z)(2)                Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(Z)(3)                Pending  Proceedings  with Respect to Environmental  Matters  Involving
                                  Loan/Fiduciary Property
Schedule 4.1(Z)(4)                Pending  Proceedings  with Respect to  Environmental  Matters Listed in
                                  Sections 4.1(Z)(2) or (3)
Schedule 4.1(Z)(5)                Actions  During  Ownership  Which Could Have  Material  Adverse  Effect
                                  with Respect to Environmental Matters
Schedule 4.1(Z)(6)                Actions  Prior to Ownership  Which Could Have Material  Adverse  Effect
                                  with Respect to Environmental Matters
Schedule 4.1(AA)                  Tax Reports Matters
Schedule 4.1(CC)                  Derivative Contracts
Schedule 4.1(EE)(1)               Employment Contracts Requiring Payment in Connection with Termination
Schedule 4.1(EE)(2)               Leases with Aggregate Annual Rent Exceeding $10,000
Schedule 4.1(EE)(3)               Material Contracts with Affiliates

USBN Disclosures

Schedule 4.2(C)                   Shares
Schedule 4.2(F)                   No Defaults
Schedule 4.2(G)                   Financial Reports
Schedule 4.2(H)                   No Events Causing Material Adverse Effect
Schedule 4.2(I)                   Litigation, Regulatory Action

                       AGREEMENT AND PLAN OF CONSOLIDATION

           AGREEMENT AND PLAN OF CONSOLIDATION, dated as of the 24th day of March 1998 (this "Plan"), is between GRANT NATIONAL BANK (the "Bank") and UNITED SECURITY BANCORPORATION ("USBN") acting on its own behalf and on behalf of a national banking association to be formed by it under the title NEW GRANT NATIONAL BANK ("New Bank").

                                    PREAMBLE

         The management and boards of directors of USBN and the Bank believe, respectively, that the consolidation of New Bank with the Bank under the charter of the Bank, pursuant to 12 USC Section 215(a) and the terms and conditions set forth in this Agreement, is in the best interests of USBN and the Bank's shareholders.

                                    RECITALS

         (A) THE BANK. The Bank is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Ephrata, Washington. As of the date of this Agreement, the Bank has 250,000 authorized shares of common stock, $25 par value per share ("Bank Common Stock") (no other class of capital stock being authorized), of which 33,000 shares of Bank Common Stock are issued and outstanding and of which 1,000 shares are Bank Options reserved for issuance.

         (B) USBN. USBN is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. USBN's principal executive offices are located in Spokane, Washington. As of the date of this Agreement, USBN has 15,000,000 authorized shares of common stock, no par value per share ("USBN Common Stock") (no other class of capital stock being authorized), of which 4,052,775 shares of USBN Common Stock are issued and outstanding and of which 300,000 shares are USBN Options reserved for issuance.

         (C) NEW BANK. New Bank will be organized by persons designated by USBN who will, upon execution of this Agreement by the Bank and USBN, apply for preliminary approval of the Office of the Comptroller of the Currency ("OCC") for New Bank to become a new national banking association. Upon such preliminary approval, New Bank will become a body corporate and will execute this Agreement, thereby becoming a party hereto and ratifying all prior actions taken on its behalf by USBN. All of the capital stock of New Bank will be subscribed for solely by USBN, and the consideration for such stock will be paid in before the Effective Date.

         (D) DIRECTOR AND OFFICER AGREEMENTS. As a condition and an inducement to USBN's willingness to enter into this Plan, the directors of the Bank have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each director has agreed to vote his or her shares of Bank Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with USBN and the Consolidated Association (as defined below).

         (E) APPROVALS. At meetings of the respective Boards of Directors of the Bank and USBN, each such Board has approved and authorized the execution of this Plan in counterparts.

         (F) INTENTION OF THE PARTIES. The parties intend the Consolidation to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Consolidation to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. For federal banking law purposes, the parties intend the Consolidation to qualify as a "consolidation" under 12 USC Section 215(a).

         In consideration of their mutual promises and obligations, the Parties agree as follows:

                                   DEFINITIONS

         (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

         "Acquisition Proposal" has the meaning assigned in Section 5.7(A).

         "Appraisal Laws" has the meaning assigned in Section 2.7.

         "Asset Classification" has the meaning assigned in Section 4.l(T).

         "Average Closing Price" means: (a) if no Triggering Event has occurred, the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the twenty-five (25) consecutive trading days on which 2,000 shares of USBN Common Stock are traded, with the last such trading day being the fifth day preceding the Effective Date; and (b) if a Triggering Event has occurred, the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the fifteen
(15) consecutive trading days on which 2,000 shares of USBN Common Stock are traded, with the last such trading day being the ninetieth day preceding the public announcement of such Triggering Event.

         "Bank" means Grant National Bank, a national banking association.

         "Bank Common Stock" has the meaning assigned in Recital (A).

         "Bank Financial Reports" has the meaning assigned in Section 4.1(H).

         "Bank Option" has the meaning assigned in Section 2.9.

         "Bank Regulatory Reports" has the meaning assigned in Section 4.1(H).

         "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP, the calculation of which will exclude gains or losses on securities available for sale, net of taxes.

         "Code" has the meaning assigned in Section 4.1(Q)(2).

         "Compensation and Benefit Plans" has the meaning assigned in Section 4.1(Q)(1).

         "Consolidated Association" has the meaning assigned in Section 1.1.

         "Consolidation" has the meaning assigned in Section 1.1.

         "Daily Sales Price" for any trading day means the average of the bid and ask prices per share of all market makers quoting both bid and asked prices, as reported on Bloomberg Financial Markets, of USBN Common Stock on the NASDAQ Stock Market reporting system.

         "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Bank Financial Reports or the USBN Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations of the foregoing).

         "Dissenting Shares" means the shares of Bank Common Stock or New Bank Common Stock, as appropriate, held by those shareholders of, respectively, the Bank or New Bank, who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

         "Effective Date" has the meaning assigned in Section 1.2.

         "Eligible Bank Common Stock" means shares of Bank Common Stock validly issued and outstanding on the Effective Date other than Exception Shares and Dissenting Shares.

         "Employment Agreement" means Exhibit D.

         "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

         "ERISA" has the meaning assigned in Section 4.1(Q)(2).

         "ERISA Affiliate" has the meaning assigned in Section 4.1(Q)(3).

         "ERISA Plans" has the meaning assigned in Section 4.1(Q)(2).

         "Exception Shares" means shares held by the Bank or by USBN or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

         "Exchange Agent" has the meaning assigned in Section 2.4.

         "Exchange Ratio" has the meaning assigned in Section 2.1(B).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Financial Reports" has the meaning assigned in Section 4.1(H).

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Group" has the meaning assigned in Section 5.20.

         "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         "Indemnified Party" has the meaning assigned in Section 5.19 (A).

         "Loan/Fiduciary Property" means any property owned or controlled by the Bank or in which the Bank holds a security or other interest, and, where required by the context, includes any such property where the Bank constitutes the owner or operator of such property, but only with respect to such property.

         "Main Office Property" has the meaning assigned in Section 5.20.

         "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

         "Meeting" has the meaning assigned in Section 5.2.

         "Multiemployer Plans" has the meaning assigned in Section 4.l(Q)(2).

         "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

         "New Bank" means New Grant National Bank, a new national banking association to be formed by USBN.

         "OCC" means the Office of the Comptroller of the Currency.

         "Participation Facility" means any facility in which the Bank participates in the management and, where required by the context, includes the owner or operator of such facility.

         "Party" means a party to this Plan.

         "Pension Plan" has the meaning assigned in Section 4.l(Q)(2).

         "Per Share Consideration" means the quotient, rounded to two decimals (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more) of the Total Consideration divided by 33,000.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

         "Plan" means this Agreement and Plan of Consolidation.

         "Previously Disclosed" with respect to information, means that the information is provided by a Party in a Schedule that is delivered contemporaneously with the execution of this Plan.

         "Proxy Statement" has the meaning assigned in Section 5.2.

         "Registration Statement" has the meaning assigned in Section 5.2.

         "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

         "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

         "SEC" means the Securities and Exchange Commission.

         "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

         "Tax Returns" has the meaning assigned in Section 4.1(AA).

         "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties relating to such taxes and any interest charged on those additions or penalties.

         "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Bank, and (2) USBN or any Subsidiary of USBN.

         "Total Consideration" means the sum of (A) $10 million plus (B) the Bank's undistributed net income, if any, (determined in accordance with GAAP) during the period between January 1, 1998 and the Effective Date, plus (C) any fees and expenses paid by the Bank in connection with obtaining audited financial statements for the purposes of the Consolidation and certified in accordance with Section 6.2 of this Plan.

         "Triggering Event" means any one or more of the following events:

                  (1) USBN's authorization, recommendation, public proposal or public announcement of an intention to authorize, recommend or propose, or entering into an agreement with any Third Party to effect a USBN Transaction.

                  (2) Any Third Party's making of a bona fide proposal to USBN or its shareholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in a USBN Transaction.

                  (3) Any Third Party's, other than in connection with a transaction to which the Bank has given its prior written consent, filing of an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, for approval to engage in a USBN Transaction.

                  (4) Any Third Party's commencement of (as such term is defined in Rule 14d-2 under the Exchange Act) or filing of a registration statement under the Securities Act with respect to a tender offer or exchange offer to purchase any shares of USBN Common Stock such that, upon consummation of such offer, the Third Party would own or control 20% or more of the then outstanding shares of USBN Common Stock.

         "USBN" means United Security Bancorporation, a Washington corporation.

         "USBN Common Stock" has the meaning assigned in Recital B.

         "USBN Option" has the meaning assigned in Section 2.9.

         "USBN Transaction" means a merger, consolidation, share exchange or similar transaction involving USBN or any of its significant banking Subsidiaries, in which present shareholders of USBN control less than 50% of the voting power of the surviving institution.

         (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the following rules of interpretation apply: (i) the terms defined in this Plan include the plural as well as the singular; (ii) the phrase "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and (iii) references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they will be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                            ARTICLE I. CONSOLIDATION

         1.1 THE CONSOLIDATION. Subject to the provisions of this Plan and in accordance with the terms of 12 USC Sections 215(a) through 215(g) and 12 CFR
Section 5.33, on the Effective Date, New Bank will consolidate with the Bank, under the charter of the Bank (the "Consolidation"), and the resulting consolidated national banking association will operate under the name "Grant National Bank" (the "Consolidated Association"). The Consolidated Association will be a separate direct subsidiary of USBN as a result of the Consolidation. After the Effective Date, the Board of Directors of the

Consolidated Association will consist of the directors of the Bank immediately preceding the Effective Date plus two additional directors to be designated by USBN.

         1.2 EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth business day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. A business day is any day other than a Saturday, Sunday, or legal holiday in the State of Washington. If the Consolidation is not consummated in accordance with this Plan on or prior to December 31, 1998, the Bank or USBN may terminate this Plan in accordance with Article VII.

         1.3 EFFECT OF CONSOLIDATION. On the Effective Date, the corporate existence of each of the Bank and New Bank will be merged into and continued in the Consolidated Association. The Consolidated Association will be deemed to be the same corporation as each of the Bank and New Bank. All rights, franchises and interests of each of the Bank and New Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Consolidated Association by virtue the Consolidation without any deed or other transfer. The Consolidated Association, upon the Effective Date and without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of the Bank and New Bank immediately prior to the Effective Date, subject to the conditions of 12 USC Sections 215(a) through 215(g).

                    ARTICLE II. CONSOLIDATION CONSIDERATION

         2.1 CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

                  (A) OUTSTANDING USBN COMMON STOCK. The shares of USBN Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain as issued and outstanding shares of USBN Common Stock.

                  (B) OUTSTANDING BANK COMMON STOCK. Except as provided below in Section 2.7, each share of Eligible Bank Common Stock issued and outstanding immediately prior to the Effective Date will, by virtue of the Consolidation, automatically and without any action on the part of the holder of the share, be converted into the right to receive a number of shares of USBN Common Stock determined according to a ratio (the "Exchange Ratio"). The Exchange Ratio is the number of shares of USBN Common Stock to be exchanged for each share of Eligible Bank Common Stock and will be calculated by dividing the Per Share Consideration by the Average Closing Price and rounding the quotient to two decimals (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more).

                  (C) OUTSTANDING NEW BANK COMMON STOCK. Each share of New Bank Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain issued and outstanding, and the Consolidated Association will issue to USBN additional shares of the common stock of the Consolidated Association to cause the number of shares then outstanding to equal the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date.

         2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, all shares, other than Dissenting Shares, of Bank Common Stock issued and outstanding immediately prior to the Effective Date will be converted on the Effective Date into shares of USBN Common Stock in accordance with Section 2.1(B) by virtue of the Consolidation. After the Effective Date, there will be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock that were issued and outstanding immediately prior to the Effective Date.

         2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of USBN Common Stock and no certificates or scrip or other evidence of ownership of such fractional shares, will be issued in the Consolidation. USBN will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

         2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, USBN will send or cause to be sent to each former shareholder of the Bank of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Bank Common Stock for the consideration set forth in this Article II. The certificates representing the shares of USBN Common Stock for which shares of such shareholder's Bank Common Stock are exchanged on the Effective Date, any fractional share checks that such shareholder will be entitled to receive, and any dividends paid on such shares of USBN Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to USBN's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Bank Common Stock (or indemnity satisfactory to USBN and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares will be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Bank for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing USBN Common Stock until USBN has received a written agreement from such person as specified in Section 5.11.

         2.5 EXCHANGE RATIO ADJUSTMENTS. If, prior to the Effective Date, USBN changes the number of shares of USBN Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction (excluding increases in number due to issuances of shares upon exercise of any outstanding USBN Options), the Exchange Ratio will be proportionately adjusted to the extent necessary to preserve the economic terms of the Consolidation.

         2.6 EXCEPTION SHARES. Each of the Exception Shares of Bank Common Stock will be canceled and retired upon consummation of the Consolidation, and no consideration will be issued in exchange for any Exception Shares.

         2.7 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Consolidation, has not effectively withdrawn or lost his dissenters' rights under 12 USC Sections 215(b) through 215(d) (the "Appraisal Laws") will not be converted into or represent a right to receive USBN Common Stock or Consolidated Association stock, as applicable, but the holder of such Dissenting Share will be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Bank Common Stock or, as applicable, Consolidated Association common stock pursuant to the provisions of the Appraisal Laws will receive payment for such Dissenting Shares from the Consolidated Association or USBN (but only after the amount of payment is agreed upon or finally determined pursuant to the Appraisal Laws).

         2.8 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, USBN or New Bank may at any time change the method of effecting its acquisition of the Bank; but no such change will (A) change the amount or kind of consideration to be issued to holders of Bank Common Stock as provided for in this Plan, or (B) adversely affect the tax treatment to the Bank shareholders as a result of receiving such consideration. If USBN or New Bank elects to change the method of acquisition, the Bank will cooperate with and assist USBN and/or New Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for USBN, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

         2.9 OPTIONS. On the Effective Date, by virtue of the Consolidation, and without any action on the part of any holder of an option, each option granted by the Bank to purchase shares of Bank Common Stock ("Bank Option") that is then outstanding and unexercised will be converted into and become an option to purchase USBN Common Stock ("USBN Option") on the same terms and conditions as are in effect with respect to the Bank Option immediately prior to the Effective Date, except that (A) each such USBN Option may be exercised solely for shares of USBN Common Stock, (B) the number of shares of USBN Common Stock subject to such USBN Option will be equal to the number of shares of Bank Common Stock subject to such Bank Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per-share exercise price under each such USBN Option will be adjusted by dividing the per-share exercise price of the Bank Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Bank Common Stock that are issuable upon exercise of Bank Options as of the date of this Plan are Previously Disclosed in Schedule 2.9. Following the Effective Date, USBN will use its best efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of USBN Common Stock to be issued upon the exercise of stock options assumed by USBN pursuant to this Section 2.9.

                    ARTICLE III. ACTIONS PENDING CONSUMMATION

         Unless otherwise agreed to in writing by USBN or New Bank, the Bank will conduct its business in the ordinary and usual course consistent with past practice and will use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees identified by USBN, and the Bank, without the prior written consent of USBN or New Bank, will not:

         3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted in this Plan or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Bank, or any Rights with respect to its capital stock, or enter into any agreement to do any of the foregoing, or permit any additional shares of Bank Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

         3.2 DISTRIBUTIONS. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect to its capital stock.

         3.3 LIABILITIES. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual corporation or other entity.

         3.4 OPERATIONS. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.12, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule
3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $50,000 in the aggregate.

         3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

         3.6      EMPLOYMENT ARRANGEMENTS. Except as Previously Disclosed in
Schedule 3.6, hire any new employees of the rank of Assistant Vice President or higher, increase the number of full time employees Previously Disclosed in
Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors (except the employment agreement with Lawrence C. Mitson, in the form attached as Exhibit D) officers or employees, or grant any salary or wage increase, amend the terms of any Bank Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

         3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Bank taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Bank taken as a whole (except foreclosures or acquisitions by the Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

         3.9      AMENDMENTS. Amend its articles of association or bylaws.

         3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Bank.

         3.11 CONTRACTS. Except as Previously Disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

         3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices. With regard to any new extension of credit in excess of $200,000, the Chief Executive Officer or Chief Credit Officer of the Bank will report to the Chief Operating Officer or Chief Financial Officer of USBN, as expeditiously as possible, the substance and nature of the transaction for the purpose of keeping USBN abreast of the ongoing credit quality at the Bank.

         3.13 TRANSACTION EXPENSES. If the Bank's Transaction Expenses exceed $125,000, then before the Exchange Ratio is calculated, the Total Consideration will be reduced by the amount of Transaction Expenses exceeding $125,000. "Transaction Expenses" means all costs and expenses incurred by the Bank or owed or paid by the Bank to third parties in connection with the preparation, negotiation and execution of this Plan and all related documents and the consummation of the Consolidation, including expenses incurred by the Bank in connection with obtaining approvals for the Consolidation from regulators and shareholders, excluding (i) exercise of options, (ii) expenses related to obtaining audited financial statements for the purposes of the Consolidation, and (iii) payment of Lawrence C. Mitson's severance, pursuant to the Severance Agreement dated May 18, 1994 and amended as of January 26, 1996, between the Bank and Mitson.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         4.1 THE BANK'S REPRESENTATIONS AND WARRANTIES. The Bank hereby represents and warrants to USBN and New Bank as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Bank are true and correct.

                  (B) ORGANIZATION, STANDING AND AUTHORITY. The Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. The Bank has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

                  (C) SHARES. The outstanding shares of the Bank's capital stock are validly issued and outstanding, fully paid and nonassessable, except as provided in 12 USC Section 55, and except as provided by the Bank's Articles of Association, are not subject to preemptive rights of the Bank's shareholders. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of the Bank outstanding and no outstanding Rights with respect to its capital stock or other equity securities.

                  (D)      SUBSIDIARIES. The Bank has no Subsidiaries.

                  (E) CORPORATE POWER. The Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

                  (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of the Bank, and this Plan is a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

                  (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by the Bank of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Bank or to which the Bank or its properties is subject or bound, (2) constitute a breach or violation of, or a default under its articles of association, charter or bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

                  (H)      FINANCIAL REPORTS. Except as Previously Disclosed in
Schedule 4.1(H), its unaudited statements of financial condition and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1996, and 1995, and its audited statements of financial condition and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1997 (collectively, the "Bank Financial Reports"), and its call reports for the fiscal years ended December 31, 1997, 1996, and 1995, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the OCC (in each case, the "Bank Regulatory Reports" and together with the Bank Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Regulatory Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in the case of the 1995 and 1996 financial reports in accordance with regulatory accounting principles, and in the case of the 1997 financial reports in accordance with GAAP, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (I) ABSENCE OF UNDISCLOSED LIABILITIES. The Bank has no obligation or liability (contingent or otherwise) except (1) as reflected in its Bank Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1994, the Bank has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any of its agencies have been provided to the Bank).

                  (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1994, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                  (K) PROPERTIES. Except as reserved against in its Bank Financial Reports, the Bank has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Financial Reports as being owned by the Bank as of the dates of the Financial Reports, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Bank are held under valid leases or subleases enforceable in accordance with their respective terms.

                  (L)      LITIGATION. Except as Previously Disclosed in
Schedule 4.l(L), before the date of this Plan:

                           (1)      no criminal or administrative investigations
or hearings, before or by any Regulatory Authorities, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Regulatory Authority) are pending or, to the knowledge of its executive officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any fair lending law or other law relating to discrimination); and

                           (2)      neither it nor any of its officers,
directors, controlling persons, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of the Bank, and it has not been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                  (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.1(M), the Bank:

                           (1)      is in compliance, in the conduct of its
business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

                           (2)      has all permits, licenses, certificates of
authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted;

                           (3)      has received since January 1, 1994, no
notification or communication from any Regulatory Authority (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor do any grounds for any of the foregoing exist);

                           (4)      is not required to notify any federal
banking agency before adding directors to its board of directors or employing senior executives (except notifications required as a result of the Consolidation); and

                           (5)      has adopted and is implementing a program to
address any problems associated with the capacity of the computer software operated by the Bank and its vendors to properly process transactions after December 31, 1999.

                  (N)      MATERIAL CONTRACTS. Except as Previously Disclosed in
Schedule 4.1(N), neither the Bank nor its assets, businesses or operations, is a party to, or bound or affected by, or receives benefits under, any material contract or agreement or amendment to such contract or agreement. The Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), the Bank is not subject to or bound by any contract containing covenants that limit the ability of the Bank to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, the Bank may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

                  (O) REPORTS. Since January 1, 1993, the Bank has filed all reports and statements, together with any required amendments, that it was obligated to file with (1) the OCC, (2) the FDIC, and (4) any other Regulatory Authorities having jurisdiction over the Bank. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules to the financial statements, complied with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

                  (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

                  (Q)      EMPLOYEE BENEFIT PLANS.

                           (1)      Schedule 4.1(Q)(1) contains a complete list
of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Bank for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Bank, including any trust instruments and/or insurance contracts, if any, forming a part of such plans, and all related amendments, have been supplied to the other Parties.

                           (2)      All "employee benefit plans" within the
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Bank (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and the Bank is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. The Bank has not engaged in a transaction with respect to any ERISA Plan that could subject the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                           (3)      No liability under Subtitle C or D of Title
IV of ERISA has been or is expected to be incurred by the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Bank under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Bank does not presently contribute to a Multiemployer Plan, nor has it contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                           (4)      All contributions required to be made under
the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Bank has not provided, or is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                           (5)      Under each Pension Plan which is a
single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                           (6)      The Bank has no obligations for retiree
health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of the Bank to amend or terminate any such plan without incurring any liability under the plan.

                           (7)      Except as Previously Disclosed in Schedule
4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Bank under any Compensation and Benefit Plan or otherwise from the Bank, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

                  (R) NO KNOWLEDGE. The Bank knows of no reason why the regulatory approvals referred to in Section 6.1 will not be obtained.

                  (S) LABOR AGREEMENTS. The Bank is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (T) ASSET CLASSIFICATION. The Bank has Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Bank that have been classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Bank prior to December 31, 1997.

                  (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997, Bank Financial Reports and the December 31, 1997, Bank Regulatory Reports was, and the allowance for possible loan losses to be shown on subsequent Bank Financial Reports was and will be, adequate in the opinion of the Board of Directors of the Bank to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the dates noted.

                  (V) INSURANCE. The Bank has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights under the policy or policies. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of the Bank and its directors, officers, employees or agents.

                  (W)      AFFILIATES. Except as Previously Disclosed in
Schedule 4.1(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Bank as that term is used in Rule 145 under the Securities Act.

                  (X) TAKEOVER LAWS, ARTICLES OF ASSOCIATION. The Bank has taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from, and this Plan and such transactions are exempt from (1) any applicable takeover laws, and (2) any takeover-related provisions of the Bank's articles of association.

                  (Y) NO FURTHER ACTION. The Bank has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Consolidation) or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) except as Previously Disclosed in Schedule 4.1(Y), result in the grant of any rights to any Person under the articles of association, charter or bylaws of the Bank or under any agreement to which the Bank is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

                  (Z)      ENVIRONMENTAL MATTERS.

                           (1)      To the Bank's knowledge, the Participation
Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws.

                           (2)      There is no proceeding pending or, to the
Bank's knowledge, threatened before any court, governmental agency or board or other forum in which the Bank or any Participation

Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Bank or any Participation Facility, except for such proceedings pending or threatened that have been Previously Disclosed in Schedule 4.1(Z)(2).

                           (3)      There is no proceeding pending or, to the
Bank's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Bank in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that have been Previously Disclosed in Schedule 4.1(Z)(3).

                           (4)      To the Bank's knowledge, there is no
reasonable basis for any proceeding of a type described in subparagraph (2) or
(3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

                           (5)      To the Bank's knowledge, during the period
of (a) ownership or operation by the Bank of any of its current properties, (b) participation in the management of any Participation Facility by the Bank, or
(c) holding of a security or other interest in a Loan/Fiduciary Property by the Bank, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that have been Previously Disclosed in Schedule 4.1(Z)(5).

                           (6)      To the Bank's knowledge, prior to the period
of (a) ownership or operation by the Bank of any of its current properties, (b) participation in the management of any Participation Facility by the Bank, or
(c) holding of a security or other interest in a Loan/Fiduciary Property by the Bank, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/ Fiduciary Property, except for such releases that have been Previously Disclosed in Schedule 4.1(Z)(6).

                  (AA)     TAX REPORTS. Except as Previously Disclosed in
Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Bank, including consolidated federal income tax returns of the Bank (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full,
(5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns except as reserved against in the Bank Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Bank.

                  (BB) ACCURACY OF INFORMATION. The statements with respect to the Bank contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of the Bank or any other Party pursuant to the terms of or relating to this Plan are true and correct, and such statements and documents do not omit any fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

                  (CC) DERIVATIVES CONTRACTS. The Bank is not a party to nor has it agreed to enter into a Derivatives Contract or to own securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC). Schedule 4.1(CC) includes a list of any assets of the Bank that are pledged as security for each such Derivatives Contract.

                  (DD) ACCOUNTING CONTROLS. The Bank has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of the Bank is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  (EE) COMMITMENTS AND CONTRACTS. The Bank is not a party or subject to any of the following (whether written or oral, express or implied):

                           (1)      except as Previously Disclosed in Schedule
4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Bank without any obligation on the part of the Bank to make any payment in connection with such termination);

                           (2)      except as Previously Disclosed in Schedule
4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                           (3)      except as Previously Disclosed in Schedule
4.1(EE)(3), any material contract with any affiliate.

         4.2 USBN'S AND NEW BANK'S REPRESENTATIONS AND WARRANTIES. USBN and as appropriate, New Bank, hereby represent and warrant to the Bank as follows:

                  (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to USBN and New Bank are true and correct.

                  (B) ORGANIZATION, STANDING AND AUTHORITY. USBN is, and New Bank will be, duly qualified to do business and in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of USBN and its Subsidiaries has or, in the case of New Bank, will have, in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now or may be conducted.

                  (C) SHARES. The outstanding shares of USBN's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect to such shares.

                  (D) CORPORATE POWER. USBN has, and New Bank will have, the corporate power and authority to carry on its business as it is now being conducted or will be conducted and to own all its material properties and assets.

                  (E) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of USBN and will so be authorized by all necessary action of New Bank, is (or in the case of New Bank, will be) a valid and binding agreement of USBN and New Bank, enforceable against USBN and New Bank in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the date of this Plan, no approval by USBN's shareholders of this Plan is required. USBN, as the sole shareholder of New Bank, will be required to approve this Plan.

                  (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in
Schedule 4.2(F), the execution, delivery and performance of this Plan and the consummation by USBN and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of USBN or of any of its Subsidiaries or to which USBN or any of its Subsidiaries or its or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

                  (G)      FINANCIAL REPORTS. Except as Previously Disclosed in
Schedule 4.2(G), in the case of USBN, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "USBN Financial Reports"), did not and will not contain any untrue statement of fact or omit to state a fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the USBN Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the USBN Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

                  (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither USBN nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither USBN nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

                  (J) REPORTS. Since December 31, 1994, each of USBN and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Federal Reserve Board, and (3) any other Regulatory Authorities having jurisdiction with respect to USBN and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  (K) ACCURACY OF INFORMATION. The statements with respect to USBN and its Subsidiaries and New Bank contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of USBN or any other Party pursuant to the terms of this Plan are true and correct, and such statements and documents do not omit any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

                  (L) ABSENCE OF UNDISCLOSED LIABILITIES. Neither USBN nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) except (1) as reflected the USBN Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither USBN nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any of its agencies have been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         4.3      EXCEPTIONS TO REPRESENTATIONS.

                  (A) DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

                           (1)      no exception is required to be set forth in
a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Section 4.3(B); and

                           (2)      the mere inclusion of an exception in a
Schedule is not an admission by a party that the exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

                  (B) NATURE OF EXCEPTIONS. No representation contained in this Article IV will be found untrue or incorrect and no party to this Plan will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Article IV is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                              ARTICLE V. COVENANTS

         The Bank hereby covenants to USBN and New Bank, and USBN and New Bank each hereby covenants to the Bank, that:

         5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it will use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Consolidation as soon as practicable and to otherwise enable consummation of the transactions contemplated by this Plan and will cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction will not violate this covenant).

         5.2 THE PROXY. The Bank will promptly assist USBN in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Bank Common Stock in connection with the transactions contemplated by this Plan and to be filed by USBN in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which will conform to all applicable legal requirements, and it will call a meeting (the "Meeting") of the holders of Bank Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and the Bank will use its best efforts to solicit and obtain votes of the holders of Bank Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of the Bank will recommend approval of such transactions by such holders.

         5.3 REGISTRATION STATEMENT -- COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement to the Registration Statement becomes effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Bank relating to the Bank and by or on behalf of USBN relating to USBN or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. But, no Party will be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

         5.4 REGISTRATION STATEMENT EFFECTIVENESS. USBN will advise the Bank, promptly after USBN receives any notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the USBN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         5.5 PRESS RELEASES. The Bank will not, without the prior approval of USBN, and neither USBN nor New Bank will, without the prior approval of the Bank, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

         5.6      ACCESS; INFORMATION.

                  (A) Upon reasonable notice, the Bank will afford USBN and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Bank and, during such period, the Bank will promptly furnish (and cause its accountants and other agents to promptly furnish) to USBN (1) a copy of each material report, schedule and other document filed by the Bank with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in Section 6.2(F), and
(3) all other information concerning the business, properties and personnel of the Bank as USBN may reasonably request, provided that no investigation pursuant to this Section 5.6 will affect or be deemed to modify or waive any representation or warranty made by the Bank in this Plan or the conditions to the obligations of the Bank to consummate the transactions contemplated by this Plan; and

                  (B) Neither USBN nor New Bank will use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by USBN or New Bank or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, USBN and New Bank will, upon request by the Bank, deliver to the Bank all documents so obtained by USBN or destroy such documents and, in the case of destruction, will certify such fact to the Bank.

         5.7      TERMINATION FEE.

                  (A) Without the prior written consent of USBN, the Bank will not solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Bank (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Bank or any merger or other business combination with the Bank other than as contemplated by this Plan ("Acquisition Proposal"); it will instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it will notify USBN immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Bank.

                  (B) If (1) an Acquisition Proposal occurs prior to the Meeting, (2) the Bank shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, and (3) prior to July 31, 1999, a Third Party acquires control of the Bank by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of USBN in this Plan were false in any material respect as of the date of such Meeting or USBN was in material default of its covenants in this Plan as of such date, the Bank will promptly pay to USBN the amount of $350,000. For the purposes of this Subsection
(B), a Third Party will be deemed to have acquired control of the Bank when the Third Party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Bank, whether through the ownership of voting interests, by contract, or otherwise.

         5.8 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. USBN will, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of USBN Common Stock to be issued to the holders of Bank Common Stock pursuant to this Plan, and USBN will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing of the Registration Statement. USBN will, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

         5.9      APPOINTMENT OF DIRECTORS.

                  (A) Immediately after the Effective Date, the Consolidated Association will cause the appointment of two USBN directors to the Board of Directors of the Consolidated Association to hold office until such time as his or her successor is elected and qualified; and

                  (B) Immediately after the Effective Date, USBN will cause the appointment of a Bank director to the Board of Directors of USBN to hold office until such time as his or her successor is elected and qualified.

         5.10 BLUE-SKY FILINGS. USBN will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that USBN will not be required as a result to submit to general jurisdiction in any state.

         5.11 AFFILIATE AGREEMENTS. The Bank will use its best efforts to induce each person who may be deemed to be an "affiliate" of the Bank for purposes of Rule 145 under the Securities Act to execute and deliver to USBN on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of the Bank Common Stock and the shares of USBN Common Stock to be received by such person in exchange for such person's shares of Bank Common Stock. In the case of USBN: USBN agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

         5.12 CERTAIN POLICIES OF THE BANK. The Bank will, at USBN's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of USBN and GAAP; provided, however, that prior to any such modification or change, USBN will certify that the conditions to the obligation of USBN under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. The Bank's representations, warranties and covenants contained in this Plan will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.12.

         5.13 TAKEOVER LAW. The Bank will not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable takeover statute, and the Bank will take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable takeover law.

         5.14 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), the Bank will take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Consolidation) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of association or bylaws of the Bank or under any agreement to which the Bank is a party, or (B) restrict or impair in any way the ability of USBN to exercise the rights granted under this Plan.

         5.15 SHARES LISTED. USBN will use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of USBN Common Stock to be issued to the holders of Bank Common Stock.

         5.16 FORMATION OF NEW BANK; REGULATORY APPLICATIONS. USBN and its designated representatives, upon execution of this Plan by USBN and the Bank, will use their best efforts to promptly prepare and file with the OCC and Regulatory Authorities such applications and documents as may be appropriate to secure all necessary approvals for New Bank to become a new national banking association and for the consummation of the Consolidation as described in this Plan.

         5.17 REGULATORY DIVESTITURES. Effective on or before the Effective Date, the Bank will cease engaging in such activities as USBN will advise the Bank in writing are not permitted to be engaged in by USBN under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Bank will cease engaging in any activities or holding assets that are impermissible for USBN or its Subsidiaries, on terms and conditions agreed to by USBN; provided, however, that prior to taking such action, USBN will certify that the conditions to the obligations of USBN under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived.

         5.18     CURRENT INFORMATION.

                  (A) During the period from the date of this Plan to the Effective Date, each of the Bank and USBN will, and will cause its representatives to, confer on a regular and frequent basis with representatives of the other.

                  (B) Each of the Bank and USBN will promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

         5.19     INDEMNIFICATION.

                  (A) For a period of four years from and after the Effective Date, USBN will indemnify, defend and hold harmless the present and former directors and officers of the Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the

Bank would have been permitted under Washington and federal law and its articles of association or bylaws in effect on the date of this Plan to indemnify such person (and USBN will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

                  (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.19, upon learning of such claim, action, suit, proceeding or investigation, will promptly notify USBN of the same, provided, however, that the failure so to notify will not affect the obligations of USBN under paragraph (A) of this Section 5.19 (unless such failure materially and adversely increases USBN's liability under such paragraph
(A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) USBN will have the right to assume the defense and USBN will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements for payment are received; provided, however, that USBN will be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) USBN will not be liable for any settlement effected without its prior written consent.

                  (C) If USBN or any of its successors or assigns will consolidate with or merge into any other entity and will not be the continuing or surviving entity of such consolidation or merger or will transfer all or substantially all of its assets to any entity, then and in each case, proper provision will be made so that the successors and assigns of USBN will assume the obligations set forth in this Section 5.19.

                  (D) USBN will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.19. The rights of each Indemnified Party under this Section 5.19 will be in addition to any other rights such Indemnified Party may have under the articles of association or bylaws of the Bank or under applicable Washington and federal law.

         5.20 DIRECTOR AGREEMENTS REGARDING REAL ESTATE. The main office of the Bank (located at 261 Basin Southwest, Ephrata, Washington) and the land on which the main office is located (the office and land, collectively, the "Main Office Property") are owned in their entirety by G.N.B. Associates, a partnership consisting of seven of the Bank's directors (the "Group"). Each Bank director who is a member of the Group agrees to cause the Group to lease the Main Office Property to USBN or its designee, pursuant to the form of lease attached to this Plan as Exhibit E.

           ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE CONSOLIDATION

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) SHAREHOLDER VOTE. This Plan will have been duly approved by the requisite vote of the Bank's shareholders and New Bank's shareholder under applicable law and the articles of association and bylaws of, respectively, the Bank and New Bank.

                  (B) REGULATORY APPROVALS. The Parties will have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, any waiting periods relating to such consents and approvals will have expired, and no such approval or consent will have imposed any condition or requirement that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the transactions contemplated by this Plan.

                  (C) NO INJUNCTION. There will not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

                  (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other Regulatory Authority.

                  (E) BLUE-SKY PERMITS. USBN will have received all state securities laws and "blue sky" permits necessary to consummate the Consolidation.

                  (F) TAX OPINION. USBN and the Bank will have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Consolidation constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of the Bank who receive shares of USBN Common Stock in exchange for their shares of the Bank Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn may require and rely upon representations contained in certificates of officers of USBN, the Bank and others.

                  (G) NASDAQ LISTING. The shares of USBN Common Stock to be issued pursuant to this Plan will have been approved for listing on the NSADAQ National Market subject only to official notice of issuance.

                  (H) FAIRNESS OPINION. The Bank will have received, immediately prior to the mailing of the Proxy Statement to the Bank's shareholders, an opinion of Southard Financial to the effect that the financial terms of the Consolidation are fair from a financial point of view to the Bank's shareholders.

         6.2 CONDITIONS TO OBLIGATIONS OF USBN AND NEW BANK. The obligations of USBN and New Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by USBN and/or New Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) LEGAL OPINION. USBN will have received an opinion, dated the Effective Date, of Gerrish & McCreary, P.C., counsel for the Bank, incorporating the opinions set forth in Exhibit F.

                  (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of the Bank will be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which will be true and correct as of such earlier date, and (2) the chief executive officers, chief financial officers, and chief lending officers of the Bank will sign a certificate, dated the Effective Date, certifying (A) that each and all of the agreements and covenants of the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date have been duly performed and complied with in all material respects, (B) the amount of Transaction Expenses incurred and (C) the costs of obtaining audited financial statements for the purposes of the Consolidation.

                  (C) RECEIPT OF AFFILIATE AGREEMENTS. USBN will have received from each affiliate of the Bank the agreement referred to in Section 5.11.

                  (D) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there will not have been any material adverse change in the financial position or results of operations of the Bank nor will the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and USBN will have received a certificate dated the Effective Date signed by the Chief Executive Officer of the Bank to such effect.

                  (E) DISSENTERS' RIGHTS. The number of shares of Bank Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws will have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of USBN Common Stock, will not exceed in the aggregate 10% of the outstanding shares of Bank Common Stock.

                  (F) POOLING LETTER. USBN will have received a letter dated as of the Effective Date, in form and substance acceptable to USBN, from Moss Adams, LLP, to the effect that the Consolidation will qualify for pooling-of-interests accounting treatment.

                  (G) CAPITAL. The Bank's Capital will not be less than $3.25 million on the Effective Date.

                  (H) ALLOWANCE FOR LOAN AND LEASE LOSSES. The Bank's allowance for possible loan and lease losses will not be less than 1.00% of the Bank's total outstanding loans and leases and will be adequate to absorb the Bank's anticipated loan and lease losses.

                  (I) EMPLOYMENT AGREEMENT. The Employment Agreement attached as Exhibit D will have been duly executed and delivered by the parties to such Employment Agreement.

         6.3 CONDITIONS TO OBLIGATIONS OF THE BANK. The obligations of the Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Bank or the fulfillment on or prior to the Effective Date of each of the following conditions:

                  (A) LEGAL OPINION. The Bank will have received an opinion, dated the Effective Date, of Graham & Dunn, special counsel for USBN, in the form of Exhibit G.

                  (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of USBN contained in this Plan will be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which will be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of USBN to be performed and complied with pursuant to this Plan on or prior to the Effective Date will have been duly performed and complied with in all material respects, and the Bank will have received a certificate signed by an executive officer of USBN dated the Effective Date, to such effect.

                  (C) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there will not have been any material adverse change in the financial position or results of operations of USBN nor will USBN have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and the Bank will have received a certificate dated the Effective Date signed by an executive officer of USBN to such effect.

                  (D) FAIRNESS OPINION. The Bank will have received, immediately prior to the mailing of the Proxy Statement to the Bank's shareholders, an opinion of Southard Financial to the effect that the financial terms of the Consolidation are fair from a financial point of view to the Bank's shareholders.

                            ARTICLE VII. TERMINATION

         7.1 EVENTS OF TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

                  (A) MUTUAL CONSENT. By the mutual consent of USBN, New Bank and the Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

                  (B) BREACH. By USBN, New Bank, or the Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by any other Party of any representation or warranty in this Plan, which breach cannot be or has not been cured within 30 days after written notice of the breach has been given to the breaching Party, or (B) a material breach by any other Party of any of the covenants or agreements in this Plan, which breach cannot be or has not been cured within 30 days after written notice of the breach has been given to the breaching Party.

                  (C) DELAY. By USBN, New Bank, or the Bank, if its Board of Directors so determines by vote of a majority of the members of the entire board, in the event that the Consolidation is not consummated by December 31, 1998; provided, however, that no Party that is in material breach of any of the provisions of this Plan will be entitled to terminate this Plan pursuant to this
Section 7.1(C).

                  (D) NO SHAREHOLDER APPROVAL. By New Bank or the Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting or any adjournment(s) of the Meeting.

         7.2      CONSEQUENCES OF TERMINATION.

                  (A) GENERAL CONSEQUENCES. Subject to Section 5.7 (Termination Fee), in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan will become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

                  (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any party of any liability for any breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                          ARTICLE VIII. OTHER MATTERS


         8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date will survive the Effective Date. All other representations, warranties, and covenants will be deemed only to be conditions of the Consolidation and will not survive the Effective Date. If the Consolidation is abandoned and this Plan is terminated, the provisions of Article VII will apply and the agreements of the Parties in Sections 5.7(A), 5.7(B), 8.5 and 8.6 will survive such abandonment and termination.

         8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Bank, the consideration to be received by the shareholders of the Bank for each share of Bank Common Stock will not thereby be altered. Nothing contained in this Section 8.2 is intended to modify USBN's rights pursuant to Section 2.8.

         8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which will be deemed to constitute an original. This Plan will become effective when one counterpart has been signed by each Party.

         8.4 GOVERNING LAW. This Plan will be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

         8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan.

         8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" will be in writing and will be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopier or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

          USBN or New Bank                     United Security Bancorporation
                                               N 9506 Newport Hwy
                                               Spokane, WA 99218
                                               Attn: Richard C. Emery
                   with a copy to:             Stephen M. Klein, Esq.
                                               Graham & Dunn, P.C.
                                               1420 Fifth Avenue, 33rd Floor
                                               Seattle, WA  98101-2390
          Bank                                 Grant National Bank
                                               261 Basin Southwest
                                               Ephrata, WA 98823
                                               Attn: Lawrence C. Mitson
                   with a copy to:             Jeffrey C. Gerrish, Esq.
                                               Gerrish & McCreary, P.C.
                                               700 Colonial Road, Suite 200
                                               Memphis, TN 38117


         8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

         8.9 BENEFIT PLANS. Upon consummation of the Consolidation, all employees of the Bank will be deemed to be at-will employees of the Consolidated Association except for Lawrence C. Mitson who is a party to the Employment Agreement. From and after the Effective Date, employees of the Bank, including Lawrence C. Mitson, will generally be entitled to employee benefit programs that, in the aggregate, are generally no less favorable to such employees than those presently being provided to employees of the Bank. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), USBN will give effect to years of service with the Bank as if such service were with USBN or its Subsidiaries.

         8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

         IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



GRANT NATIONAL BANK



By:     /s/ Lawrence C. Mitson
   ------------------------------------------
NAME:   LAWRENCE C. MITSON
TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER




UNITED SECURITY BANCORPORATION



By:    /s/ Richard C. Emery
   ------------------------------------------
NAME:  RICHARD C. EMERY
TITLE: PRESIDENT, CHIEF OPERATING OFFICER

STATE OF WASHINGTON        )
                           ) ss.
COUNTY OF GRANT            )


         On this 24th day of March, 1998, before me personally appeared LAWRENCE
C. MITSON, to me known to be the President and Chief Executive Officer of GRANT NATIONAL BANK, the banking association that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                       /s/
                                ------------------------------------------------
                                NOTARY PUBLIC in and for the State of Washington

                                ------------------------------------------------
                                Print Name
                                Residing at                                    .
                                           -------------------------------------
                                My commission expires:                         .
                                                      --------------------------


STATE OF WASHINGTON        )
                           ) ss.
COUNTY OF SPOKANE          )


         On this 24th day of March, 1998, before me personally appeared RICHARD
C. EMERY, to me known to be the President and Chief Operating Officer of UNITED SECURITY BANCORPORATION, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                       /s/
                                ------------------------------------------------
                                NOTARY PUBLIC in and for the State of Washington
                                ------------------------------------------------
                                Print Name
                                Residing at                                    .
                                           -------------------------------------
                                Title:                                         .
                                      ------------------------------------------
                                My commission expires:                         .
                                                      --------------------------

                          APPROVAL AND RATIFICATION BY
                             NEW GRANT NATIONAL BANK


         The foregoing Agreement and Plan of Consolidation is hereby ratified and confirmed in all respects.



NEW GRANT NATIONAL BANK

By       /s/ Richard C. Emery
   ----------------------------------
Name:  Richard C. Emery
Title:  President and COO



STATE OF WASHINGTON        )
                           ) ss.
COUNTY OF SPOKANE          )


         On this ____ day of March, 1998, before me personally appeared RICHARD
C. EMERY, to me known to be the President and Chief Operating Officer of NEW GRANT NATIONAL BANK, the banking association that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                                       /s/
                                ------------------------------------------------
                                NOTARY PUBLIC in and for the State of Washington


                                Print Name
                                           -------------------------------------
                                Residing at                                    .
                                            ------------------------------------
                                My commission expires:                         .
                                                      --------------------------